Exhibit (g)(2)(B)

Reinsurance Agreement: RGA Reinsurance Company

Reinsurance Agreement: RGA REINSURANCE COMPANY

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE THE INFORMATION IS BOTH (i) NOT MATERIAL AND (ii) WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED. OMITTED INFORMATION IS INDICATED BY [*] or [*Omitted].

Reinsurer Agreement No. 18356-00-00

FACULTATIVE YRT REINSURANCE AGREEMENT

(hereinafter referred to as the “Agreement”)

between

AMERITAS LIFE INSURANCE CORP.

Lincoln, Nebraska

(hereinafter referred to as the “Ceding Company”)

and

RGA REINSURANCE COMPANY

Chesterfield, Missouri

(hereinafter referred to as the “Reinsurer”)

EFFECTIVE DATE OF THIS AGREEMENT

January 5, 2024

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TABLE OF CONTENTS

ARTICLE 1 – PREAMBLE	5
1.1 Parties to This Agreement	5
1.2 Compliance	5
1.3 Construction	5
1.4 Entire Agreement	5
1.5 Severability	5
1.6 Waiver	5
1.7 Backdating to Save Age	6
ARTICLE 2 – AUTOMATIC REINSURANCE	7
ARTICLE 3 – FACULTATIVE REINSURANCE	8
3.1 General Conditions	8
3.2 Automated Selection and Assessment Program (ASAP)	9
3.3 Retained Amounts	10
3.4 Expense of Original Policy	10
ARTICLE 4 – COMMENCEMENT OF LIABILITY	11
4.1 Facultative Reinsurance	11
4.2 Temporary Insurance Agreement	11
ARTICLE 5 – PREMIUM ACCOUNTING	12
5.1 Premiums	12
5.2 Payment of Premiums	12
5.3 Delayed Payment	12
5.4 Failure to Pay Premiums	12
5.5 Premium Rate Guarantee	12
ARTICLE 6 – POLICY TERMINATIONS, CHANGES AND REINSTATEMENTS	15
6.1 Reductions and Terminations	15
6.2 Increases	15
6.3 Risk Classification Changes and Misstatement of Age or Sex	16
6.4 Reinstatement	16
6.5 Nonforfeiture Benefits	17
6.6 Policy Loans	17
6.7 Death Benefit Option Changes	17
ARTICLE 7 – CONVERSIONS, EXCHANGES AND REPLACEMENTS	18
7.1 Notification and Placement	18
7.2 Premiums	18
7.3 Increases in Amount	18
7.4 Special Programs	19
ARTICLE 8 – FORMS, MANUALS, ISSUE RULES AND CLAIMS PRACTICES	20
ARTICLE 9 – CLAIMS	21
9.1 Coverage	21
9.2 Notice	21
9.3 Proofs	21
9.4 Amount and Payment of Reinsurance Benefits	22
9.5 Disputed Claims	22
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9.6 Claim Expenses	23
9.7 Misrepresentation or Suicide	23
9.8 Misstatement of Age or Sex	23
9.9 Extra-Contractual Obligations	23
ARTICLE 10 – RETENTION LIMIT CHANGES	25
ARTICLE 11 – RECAPTURE	26
ARTICLE 12 – GENERAL PROVISIONS	27
12.1 Currency	27
12.2 Premium Tax	27
12.3 Dividends	27
12.4 Inspection of Records	27
12.5 Sanction Programs	27
12.6 Interest Rate for Balances in Default	27
12.7 Foreign Account Tax Compliance Act (FATCA)	28
ARTICLE 13 – DAC TAX	29
ARTICLE 14 – OFFSET	30
ARTICLE 15 – INSOLVENCY OF THE CEDING COMPANY	31
15.1 Insolvency of a Party	31
15.2 Insolvency of the Ceding Company	31
15.3 Insolvency of the Reinsurer	31
ARTICLE 16 – ERRORS AND OMISSIONS	33
ARTICLE 17 – ARBITRATION	35
17.1 Negotiation	35
17.2 General	35
17.3 Notice	35
17.4 Procedure	35
17.5 Arbitration Costs	36
17.6 Site of Arbitration	36
17.7 Arbitration Settlement	36
ARTICLE 18 – DURATION OF AGREEMENT	37
ARTICLE 19 – REPRESENTATIONS AND WARRANTIES	38
ARTICLE 20 – DEFINITIONS	39
ARTICLE 21 – EXECUTION	41

EXHIBIT A – Retention Schedule of the Ceding Company [* Omitted]
EXHIBIT B – Business Covered [* Omitted]
EXHIBIT C – Binding Limits [* Omitted]
C.1 Reinsurer’s Share
C.2 ASAP Coverage Limit
C.3 Jumbo Limits

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C.4 Temporary Insurance Agreement Limits
C.5 Age Limits
C.6 Minimum Initial Cession / Trivial Amount
C.7 Minimum / Maximum Original Face Amount
C.8 Level Term Rider Conversion Privileges
C.9 Other Insured Term Rider Conversion Privileges
EXHIBIT D – Reinsurance Premiums [* Omitted]
D.1 Base Plan
D.2 Age Basis
D.3 Policy Fees
D.4 Substandard Ratings
D.5 Flat Extras
D.6 Joint Life Last Survivor
D.7 Riders and Benefits
EXHIBIT D– Rate Schedule 1 [* Omitted]
EXHIBIT D– Rate Schedule 2 [* Omitted]
EXHIBIT E – Rates for Conversions, Exchanges and Replacements [* Omitted]
EXHIBIT F – Self-Administered Reporting [* Omitted]
F.1 General Reporting Requirements
F.2 Business Reported Electronically
F.3 General Statement Specifications
F.4 Claims
F.5 Policy Exhibit
F.6 Accounting Summary

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ARTICLE 1 – PREAMBLE

1.1	PARTIES TO THIS AGREEMENT

This is a YRT agreement for indemnity reinsurance solely between Ameritas Life Insurance Corp. of Lincoln, Nebraska and RGA Reinsurance Company of Chesterfield, Missouri. The Ceding Company and the Reinsurer are also referred to singularly as a “party” and collectively as the “parties”.

The acceptance of risks under this Agreement will create no right or legal relationship between the Reinsurer and the insured, owner or beneficiary of any insurance policy or other contract of the Ceding Company.

This Agreement will be binding upon the Ceding Company and the Reinsurer and their respective successors and assigns. Neither party may assign nor otherwise transfer any of its rights, duties or obligations under this Agreement in any manner, including by merger, by plan of division, by election or by operation of law without the prior written consent of the other party.

1.2	COMPLIANCE

Reinsurance under this Agreement is provided only to policies issued by the Ceding Company in a jurisdiction in which it is properly licensed or otherwise may legally issue policies of the type reinsured hereunder.

The Ceding Company and the Reinsurer represent that, to the best of their knowledge, they are in compliance with all state and federal laws and regulations applicable to the business reinsured under this Agreement. In the event that either party is found to be in non-compliance with any such law or regulation, the Agreement will remain in effect and the parties will seek to remedy the non-compliance and will indemnify each other for any direct loss suffered as a result of the non-compliance.

1.3	CONSTRUCTION

This Agreement will be construed in accordance with the laws of the state of Missouri.

1.4	ENTIRE AGREEMENT

This Agreement constitutes the entire agreement between the parties with respect to the business reinsured hereunder. There are no understandings between the parties other than as expressed in this Agreement. Any change or modification to this Agreement will be null and void unless made by amendment to this Agreement and signed by all parties, except as otherwise provided herein.

1.5	SEVERABILITY

If any provision of this Agreement is determined by a court of law to be invalid or unenforceable, such determination will not impair or affect the validity or the enforceability of the remaining provisions of this Agreement to the extent that enforcement of such remaining provisions, without the invalid or unenforceable provision, is consistent with the intent of the parties which is inferred from the provisions of the entire Agreement.

1.6	WAIVER

Either party may choose to waive any provision or right under this Agreement under which performance is owed to them by the other party. Any waiver of provisions or rights by a party to this Agreement must be in writing signed by a duly authorized representative of the party granting the waiver. If either party so elects, it will not be considered to be a permanent waiver of such provision or right nor in any way affect the validity of this Agreement. The

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applicable party will still have the right to insist upon the strict adherence to that provision or any other provision of this Agreement in the future.

1.7	BACKDATING TO SAVE AGE

The Ceding Company will have the right to backdate policies up to six (6) months (up to twelve (12) months if required by state regulations) for the purpose of saving age. Such backdated policies will be eligible for coverage under this Agreement, subject to the requirements of the Agreement including the ASAP Coverage Limits and Jumbo Limits in Exhibit C, even if the backdated issue date precedes the Effective Date of this Agreement. Notwithstanding the preceding, no reinsurance shall be available for a policy for which the applicant’s issue age on the application date is greater than the oldest allowable issue age for the plan without the Reinsurer’s prior written approval.

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ARTICLE 2 – AUTOMATIC REINSURANCE

Automatic reinsurance is not available under the terms and conditions of this Agreement.

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ARTICLE 3 – FACULTATIVE REINSURANCE

3.1	GENERAL CONDITIONS

The Ceding Company may submit an application on a plan or rider identified in Exhibit B to the Reinsurer for its consideration on a Facultative basis.

The Ceding Company will apply for reinsurance on a Facultative basis by sending to the Reinsurer an application for Facultative reinsurance. Accompanying this application will be copies of all underwriting evidence that is available for risk assessment including, but not limited to, copies of the application for insurance, medical examiners’ reports, attending physicians’ statements, inspection reports, sales illustration (for flexible premium policies and/or policies with increasing benefits), Ultimate Amount in force and currently applied for with the Ceding Company and its affiliates*, total death benefit in force and currently applied for with all other companies*, (*including both single and joint life last survivor coverage, and any external coverage to be replaced) and any other information bearing on the insurability of the risk The Ceding Company also will notify the Reinsurer of any outstanding underwriting requirements at the time of the Facultative submission. Any subsequent information received by the Ceding Company that is pertinent to the risk assessment will be promptly transmitted to the Reinsurer.

The Ceding Company has the responsibility to clearly identify the Ultimate Amount to be reinsured at the time a request for coverage is made so that the Reinsurer’s underwriters are aware of the highest projected Policy Death Benefit amount. The highest Reinsured Net Amount at Risk can never exceed the maximum amount of the Reinsurer’s offer. Notwithstanding any other provision in this Agreement to the contrary, year-to-year changes in risk will be shared proportionately, determined by the amount of retention relative to the amount of reinsurance, unless specified otherwise.

After consideration of the application for Facultative reinsurance and related information, the Reinsurer will promptly inform the Ceding Company of its underwriting decision. The Reinsurer’s offer will expire at the end of one hundred twenty (120) days, unless otherwise specified by the Reinsurer.

In order to accept any Facultative offer made by the Reinsurer to the Ceding Company, the Ceding Company must: (1) notify the Reinsurer of its acceptance of the offer, including the amount accepted, (2) issue the policy within one hundred twenty (120) days after the date of the Reinsurer’s offer (the “Acceptance Period”); and (3) report the policy to the Reinsurer within ninety (90) days of the end of the Acceptance Period (the “Offer Expiration Period”). If the above requirements are not completed by the end of the Offer Expiration Period, the Reinsurer’s Facultative offer shall expire and no reinsurance coverage shall exist on the risk. Notwithstanding the preceding, if the Reinsurer does not receive a formal acceptance notification, the Reinsurer will deem the reporting of the policy to the Reinsurer by the end of the Offer Expiration Period as the acceptance of the Facultative offer and the extent of coverage will be determined by the amount reported to the Reinsurer as of such time. In addition, if a Facultative risk is submitted through the Reinsurer’s Automated Selection and Assessment Program (ASAP), acceptance of the risk through the Reinsurer’s ASAP protocols and in accordance with Article 3.2, will constitute notice of acceptance to the Reinsurer. If any risk was submitted to more than one reinsurer for consideration, the Ceding Company will place the case with the reinsurer having the first in best offer. Article 16 – Errors and Omissions, shall not apply to the acceptance or failure to accept the Reinsurer’s Facultative offer and to the amount of such offer accepted.

The relevant terms and conditions of this Agreement will apply to those Facultative offers

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made by the Reinsurer and properly accepted per the above by the Ceding Company.

3.2	AUTOMATED SELECTION AND ASSESSMENT PROGRAM (ASAP)

[ * Omitted]

3.3	RETAINED AMOUNTS

The Ceding Company may not reinsure, on any basis, the amount it has retained on the business covered under this Agreement without prior notification to, and agreement of, the Reinsurer.

3.4	EXPENSE OF ORIGINAL POLICY

The Ceding Company will bear the expense of all medical examinations, inspection fees and other charges incurred in connection with the policies reinsured hereunder.

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ARTICLE 4 – COMMENCEMENT OF LIABILITY

4.1	FACULTATIVE REINSURANCE

For Facultative reinsurance, the Reinsurer’s liability will commence at the same time as the Ceding Company’s liability, provided that the Reinsurer has made a binding Facultative offer, as described in Article 3, and that offer was accepted, during the lifetime of the insured, in accordance with the terms of Article 3.

4.2	TEMPORARY INSURANCE AGREEMENT

Reinsurance coverage under a Temporary Insurance Agreement is limited to the Reinsurer’s Share of amounts within such agreement as specified in Exhibit C.4. The Exhibit C.4 limit applies on a per life basis regardless of how many agreements are issued or initial premiums are accepted by the Ceding Company. The Reinsurer will accept liability provided that:

a.	the Reinsurer has reviewed and approved the Temporary Insurance Agreement; and
b.	the Reinsurer has made a Facultative offer during the lifetime of the insured, the date of death of the insured precedes the expiration date of the Facultative offer, and the Ceding Company would have placed the case with the reinsurer having the first in best offer; and
c.	the Ceding Company, its agents, or duly authorized representatives have followed the Ceding Company’s normal cash-with-application procedures for such coverage.

After a policy has been issued, no reinsurance benefits are payable under this pre-issue coverage provision.

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ARTICLE 5 – PREMIUM ACCOUNTING

5.1	PREMIUMS

Reinsurance premium rates paid by the Ceding Company for life insurance and other benefits reinsured under this Agreement are shown in Exhibit D.

5.2	PAYMENT OF PREMIUMS

Reinsurance premiums are payable annually and in advance. The Ceding Company will calculate the amount of reinsurance premium due and, within thirty (30) days after the end of the month, will send the Reinsurer a statement that contains the information specified in Exhibit F, showing reinsurance premiums due for that period. The Ceding Company will remit amounts due the Reinsurer at the same time as the statement.

5.3	DELAYED PAYMENT

If premium balances remain unpaid for more than sixty (60) days after they are due pursuant to Article 5.2 above, the Reinsurer reserves the right to charge interest from the end of the reporting period. Interest will be calculated using the index specified in Article 12.6.

5.4	FAILURE TO PAY PREMIUMS

The payment of reinsurance premiums is a condition precedent to the liability of the Reinsurer for reinsurance covered by this Agreement. In the event that reinsurance premiums are not paid within sixty (60) days after they are due pursuant to Article 5.2 above, the Reinsurer will have the right to terminate the reinsurance for all policies having reinsurance premiums in arrears. If the Reinsurer elects to exercise its right of termination, it will give the Ceding Company ninety (90) days written notice of its intention. Such notice will be sent by certified mail or overnight courier service (e.g. Federal Express).

If all reinsurance premiums in arrears, including any that become in arrears during the ninety (90) day notice period, are not paid before the expiration of the notice period, the Reinsurer will be relieved of all liability under those policies as of the last date to which premiums have been paid for each policy. Reinsurance on policies on which reinsurance premiums subsequently fall due will automatically terminate as of the last date to which premiums have been paid for each policy, unless reinsurance premiums on those policies are paid on or before their due date pursuant to Article 5.2 above.

Terminated reinsurance may be reinstated, subject to approval by the Reinsurer, within thirty (30) days of the date of termination, and upon payment of all reinsurance premiums in arrears including any interest accrued thereon. The Reinsurer will have no liability for any claims incurred between the date of termination and the date of the reinstatement of the reinsurance. The right to terminate reinsurance will not prejudice the Reinsurer’s right to collect premiums for the period during which reinsurance was in force prior to the expiration of the ninety (90) day notice.

The Ceding Company may not force termination under the provisions of this Article to transfer the reinsured policies to another reinsurer.

5.5	PREMIUM RATE GUARANTEE

The reinsurance premium rates contained in Exhibit D and Exhibit E are non-guaranteed. The Reinsurer may increase reinsurance premiums upon written notice, subject to the parameters set out below.

5.5.1      After one year following the Effective Date of this Agreement, the Reinsurer may exercise its right to increase the reinsurance premium rates. The Reinsurer will provide the

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Ceding Company written notice at least sixty (60) days prior to the effective date of a reinsurance premium rate increase. The rate increase will go into effect immediately following the sixty (60) day notice period or on the date specified in the notice, if later.

In no event will such increased reinsurance premium rates be higher than the greater of:

a.	the applicable rates in Exhibit D or the applicable rates in Exhibit E for term conversions, exchanges and replacements; or

b.	for permanent single life policies and/or the pre-Frasier rates for each insured on a joint life last survivor policy, [ * Omitted].

* For issue ages 0-17, [ * Omitted].

The maximum reinsurance premium limits above will be increased by [ * Omitted].

If the Reinsurer increases rates, except as described in Article 5.5.2 below, the Ceding Company has the right, but not the obligation, to recapture in its entirety all the reinsured policies impacted by the reinsurance premium rate increase. If any reinsurance is recaptured pursuant to this Article 5.5, then all policies subject to such reinsurance premium rate increase must be recaptured. The Ceding Company must provide written notice of its intent to recapture prior to the effective date of the reinsurance premium rate increase. If all policies will be recaptured simultaneously, the recapture will be effective on the effective date of the reinsurance premium rate increase. Alternatively, the Ceding Company may recapture each policy on its next reinsurance premium due date on or after the effective date of the reinsurance premium rate increase. The Ceding Company’s recapture is subject to the provisions of Articles 5.5.3 Terminal Settlement and 5.5.4 Late Reported Claims below. After the effective date of recapture, the Reinsurer will not be liable for any benefits on policies eligible for recapture that the Ceding Company has overlooked.

5.5.2      If the Ceding Company increases direct premium rates or cost of insurance charges for the reinsured policies, it shall provide written notice to the Reinsurer of the increase within sixty (60) days of the effective date of such increase. Such notice shall also include sufficient information to identify the reinsured policies impacted and the amount of the increase. The Reinsurer shall have the right to increase the reinsurance premium rates by a commensurate amount. The effective date of the reinsurance premium rate increase will be simultaneous with the effective date of the direct rate increase on the underlying policies. An increase to the reinsurance premium rates that is commensurate with the increase in direct premium rates or cost of insurance charges shall not trigger a right of recapture for the Ceding Company.

5.5.3    Terminal Amount: Upon Ceding Company recapture pursuant to the terms of this Article 5.5, a terminal settlement shall be made such that the parties shall settle all amounts due and payable with respect to the recaptured policies reinsured hereunder as stated below. All such settlements shall be made as of the recapture effective date.

a.	The Reinsurer will refund to the Ceding Company any unearned reinsurance premiums. The reinsured portion of any policy fee will be deemed earned for the entire policy year if the policy was reinsured during any portion of that policy year.
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b.	The Reinsurer will pay to the Ceding Company all claims eligible for coverage under the Agreement incurred and reported to the Reinsurer prior to the recapture effective date.
c.	The Ceding Company will pay the Reinsurer any due and unpaid reinsurance premiums.

5.5.4   Late Reported Claims: Upon Ceding Company recapture pursuant to the terms of this Article 5.5, the Reinsurer will be obligated to pay to the Ceding Company all claims attributable to the recaptured amounts that were eligible for coverage under the Agreement, incurred prior to the recapture effective date and reported to the Reinsurer within one hundred and eighty (180) calendar days of the recapture effective date. The Reinsurer shall have no liability with respect to claims incurred on or after the recapture effective date or claims reported to the Reinsurer after one hundred and eighty (180) calendar days from the recapture effective date regardless of the date on which such claims were incurred.

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ARTICLE 6 – POLICY TERMINATIONS, CHANGES AND REINSTATEMENTS

Whenever a change is made in the status, plan, amount or other feature of a policy reinsured under this Agreement, the Reinsurer will, upon receipt of notification of the change, adjust reinsurance coverage in accordance with the provisions of this Article. The Ceding Company will notify the Reinsurer of any change within ninety (90) days after its effective date.

6.1	REDUCTIONS AND TERMINATIONS

In the event of reduction, lapse, or termination of a policy or policies on a life that is reinsured under this Agreement, the Ceding Company will reduce or terminate reinsurance on that life. The reinsurance on the life with all reinsurers will be reduced, effective on the same date, by the amount required such that the Ceding Company maintains its Quota Share Retention as defined in Exhibit A.2. If the policies are reinsured with multiple reinsurers, the reinsurance will be reduced by the ratio of the amount of reinsurance in each company to the total outstanding reinsurance on the risk involved.

In the event of the contractual reduction, lapse, death claim or termination of a policy or policies reinsured under this Agreement, the Reinsurer will refund any unearned reinsurance premiums.

6.2	INCREASES
a.	Non-contractual Increases

Any non-contractual increases must be submitted to the Reinsurer Facultatively pursuant to the terms of Article 3. The Reinsurer may decline to participate in such increases or the Reinsurer’s Share of the increases may differ from the Reinsurer’s Share of the original policy.

The amount reinsured, if any, will be determined according to the terms of the Facultative offer. Reinsurance premiums for the increase will be equal to the New Business rates based on the issue age, mortality rating, and underwriting class of the increase. The increase will be added to the policy as a new layer with a separate benefit or cession record and its own effective date. The amount of reinsurance must not exceed the maximum amount offered in the Facultative offer.

b.	Contractual Increases

The Reinsurer will participate in non-underwritten contractual increases, including any increases due to Death Benefit Option C, which are eligible for coverage under this Agreement. The amount reinsured will be determined according to Exhibit C.1 Reinsurer’s Share. Reinsurance premiums for the additional reinsurance will be assessed point-in-scale based on the issue age, mortality rating, underwriting class and duration since the time of underwriting. The amount of reinsurance must not exceed the maximum amount offered in the Facultative offer.

c.	Regulatory Increases

The Reinsurer will participate in regulatory increases, pursuant to Internal Revenue Code Section 7702, which are eligible for coverage under this Agreement. The Reinsurer will participate proportionally in any such increases. Reinsurance premiums for the additional reinsurance will be assessed point-in-scale based on the issue age, mortality rating, underwriting class and duration since the time of underwriting. The amount of reinsurance must not exceed the

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maximum amount offered in the Facultative offer.

If a premium payment would cause an unanticipated and/or non-underwritten increase in the Policy Net Amount at Risk (for example, the premium payment triggers Internal Revenue Code Section 7702 corridor factors under the Cash Value Accumulation Test) and the Policy Death Benefit already exceeds or would exceed the initial face amount, the Reinsurer will not participate in the increase unless satisfactory underwriting evidence is provided and the Reinsurer Facultatively approves the increase prior to the death of the insured. The Reinsurer may decline to participate in such increases, or Reinsurer’s Share of the increases may differ from the Reinsurer’s Share of the original policy

6.3	RISK CLASSIFICATION CHANGES AND MISSTATEMENT OF AGE OR SEX
a.	Risk Classification Changes

Risk classification changes are subject to Reinsurer approval. If the policyholder requests a risk classification change (such as a substandard table rating or Flat Extra reduction, smoker/tobacco to non-smoker/non-tobacco status change, as applicable), such change must be submitted to the Reinsurer for Facultative review. If the Reinsurer approves the risk class change, the reinsurance premiums will be prospectively revised to reflect the new classification. Such revised reinsurance premium shall be applied from the effective date of the risk classification change on a point-in-scale basis.

b.	Misstatement of Age or Sex

If there is a misstatement of age or sex on a life policy reinsured hereunder, the adjusted Policy Death Benefit shall be that amount which would have been purchased at the correct age or sex in consideration of the most recent mortality charge by adjusting the Policy Net Amount at Risk by the ratio of the incorrect cost of insurance rate to the correct cost of insurance rate. The adjusted amount of reinsurance must not exceed the maximum amount offered in the Facultative offer. The Ceding Company shall recalculate all policy values since inception of the policy based on the corrected age or sex. Any additional reinsurance premium required will be paid by the Ceding Company to the Reinsurer, and any excess reinsurance premiums paid will be paid by the Reinsurer to the Ceding Company. Such amounts will be settled without interest.

6.4	REINSTATEMENT

Any policy originally reinsured in accordance with the terms and conditions of this Agreement by the Ceding Company may be automatically reinstated with the Reinsurer as long as the policy is reinstated in accordance with the established procedures and rules of the Ceding Company previously provided to the Reinsurer. If the policy being considered for reinstatement is subject to new underwriting based on the Ceding Company’s established procedures and rules, then all underwriting evidence must be submitted to the Reinsurer for Facultative review. A new suicide and contestable period shall also apply. Any policy reinstatement exceptions deviating from established procedures and rules previously disclosed to the Reinsurer must be approved by the Reinsurer prior to ceding the reinstatement to the Reinsurer. Any policy originally reinsured hereunder for which the policy owner applies for reinstatement more than ninety (90) days from the lapse effective date, must be submitted with underwriting requirements and approved by the Reinsurer prior to ceding the reinstatement to the Reinsurer. The Ceding Company will pay the Reinsurer all reinsurance premiums due from the lapse effective date to the date of reinstatement. Such premiums, along with future reinsurance premiums, are paid point-in-scale from the issue

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date of the policy.

The Reinsurer will have no liability for the reinstatement or compromise of a lapsed policy under the following circumstances:

a.	the Ceding Company failed to comply with applicable state regulations on lapse and reinstatements; or
b.	the policy was reinstated due to settlement or judgment wherein the policy was lapsed for a longer time period than that stated in the Ceding Company’s established reinstatement guidelines.

6.5	NONFORFEITURE BENEFITS

a.	Extended Term

If a policy reinsured under this Agreement remains in force through extended term insurance as elected under the terms of the policy, reinsurance will continue until the expiration of the extended term period.

b.	Reduced Paid-Up

If a policy reinsured under this Agreement remains in force through reduced paid-up insurance as elected under the terms of the policy, the amount reinsured and the amount retained will be reduced proportionately in accordance with the procedures described in Article 6.1.

6.6	POLICY LOANS

The Reinsurer does not participate in policy loans or other forms of indebtedness on policies reinsured under this Agreement; therefore, policy loans do not affect the Reinsured Net Amount at Risk.

6.7	DEATH BENEFIT OPTION CHANGES

Death benefit option changes must be approved by the Reinsurer.

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ARTICLE 7 – CONVERSIONS, EXCHANGES AND REPLACEMENTS

7.1	NOTIFICATION AND PLACEMENT

If a term rider reinsured under this Agreement is converted to a permanent policy, per the contractual rights under the term rider as specified in Exhibit C.7, the Ceding Company will notify the Reinsurer on its reporting statement with a conversion indicator within ninety (90) days after the effective date of the conversion. Conversions of term riders previously reinsured with the Reinsurer will continue to be reinsured with the Reinsurer in an amount not to exceed the original Reinsured Net Amount at Risk. Riders and benefits not attached to the Original Policy and reinsured hereunder that are added at the time of conversion will not be reinsured under this Agreement without prior approval of the Reinsurer.

The Reinsurer’s approval to exchange or replace the Original Policy is required prior to ceding the New Policy to the Agreement.

Exchanges or replacements from one term plan to another term plan, or any other non-contractual term plan changes, will not be reinsured under this Agreement.

Unless mutually agreed otherwise, policies that are not reinsured with the Reinsurer and that are exchanged to or replaced by a plan covered under this Agreement will not be reinsured hereunder unless such exchange or replacement meets all the criteria for New Business and is ceded as such.

7.2	PREMIUMS

If the New Policy meets all the criteria for New Business, it will be reinsured under this Agreement if this Agreement covers the New Plan and is still open for new business. Otherwise, the New Policy will not be reinsured hereunder.

For conversions to permanent policies and exchanges and replacements of permanent policies reinsured under this Agreement that do not qualify as New Business, the reinsurance premiums for the New Policy will be the rates shown in Exhibit E. The pay percents contained in Exhibit D.1 do not apply to the Exhibit E rates. Reinsurance premiums for the New Policy will be [ * Omitted]. Conversions from a single life term policy(ies) to a joint life last survivor policy will be treated as a termination and shall not be reinsured under this Agreement.

Reinsurance premiums for the New Policy are payable up to, [ * Omitted].

All other provisions will be those stated in this Agreement. Original terms shall govern the New Policy (i.e. Reinsurer’s Share, limits, etc.).

7.3	INCREASES IN AMOUNT

Any proposed increase in the Policy Death Benefit must be sent to the Reinsurer for approval.

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7.4	SPECIAL PROGRAMS

The Ceding Company will not introduce any special exchange, or replacement programs or other programs which encourage lapsation or otherwise impact the policies reinsured under this Agreement without the Reinsurer’s prior written approval.

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ARTICLE 8 – FORMS, MANUALS, ISSUE RULES AND CLAIMS PRACTICES

The Ceding Company affirms that it has supplied the Reinsurer with the underwriting guidelines (which include any applicable accelerated underwriting or other special programs), policy and rider applications, issue rules, policy forms, rider forms (which include any accelerated benefits regardless of reinsured status), and reinstatement guidelines and applications in use as of the Effective Date of this Agreement for the business reinsured hereunder. Further, the Ceding Company affirms that it follows claims handling practices and procedures which are standard and customary to the life insurance industry. The Ceding Company will promptly notify the Reinsurer of any proposed Material Changes to all the aforementioned, as well as any changes to policyholder non-guaranteed elements (excluding changes to interest crediting rates). This Agreement will not extend to policies issued pursuant to a Material Change unless the Reinsurer has consented in writing to accept policies subject to the Material Change.

It is the Ceding Company’s responsibility to ensure that its practices and applicable forms are in compliance with state insurance laws and regulations and current Medical Information Bureau (MIB) guidelines.

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ARTICLE 9 – CLAIMS

9.1	COVERAGE

Claims covered under this Agreement are for the plans and any additional riders and benefits specified in Exhibit B, subject to the terms under this Agreement.

9.2	NOTICE

The Ceding Company will promptly notify the Reinsurer after it receives a claim on a policy reinsured under this Agreement, optimally no later than one (1) month after receiving notice of the death of the insured.

For joint life last survivor plans, the Ceding Company, if notified, will also notify the Reinsurer at time of the first death.

9.3	PROOFS

The Ceding Company will promptly provide the Reinsurer with proper claim proofs, which are a copy of the proof of payment by the Ceding Company, a copy of the insured’s death certificate (for death claims only), a copy of the claimant’s statement, and the request for payment from the Reinsurer. The Reinsurer may request, and the Ceding Company will send, all documents in connection with any claim submitted under this Agreement, including all underwriting papers connected with the policy subject to the claim. It is the Ceding Company’s sole decision to determine whether a claim is payable under the terms of the policy.

Claims Document Reduction Program

The above notwithstanding, under the Claims Document Reduction Program (the “Program”) eligible death claims submitted by the Ceding Company to the Reinsurer are not required to be accompanied by [ * Omitted].

9.4	AMOUNT AND PAYMENT OF REINSURANCE BENEFITS

As soon as the Reinsurer receives proper claim notice and proper claim proofs, the Reinsurer will promptly pay its share of all payable claims on policies eligible for coverage under this Agreement. If the Ceding Company wishes to pay any ex gratia payment above and beyond what is contractually obligated, then the Ceding Company will accept the entire liability for such additional payment unless an Executive Director, or higher level officer, of the Reinsurer’s US Individual Life Claims Department has expressly agreed to participate.

In addition to payment of the Reinsured Net Amount at Risk under this Agreement, the Reinsurer will also pay its share of the interest on the death proceeds (where share is defined as Reinsured Net Amount at Risk divided by the Policy Death Benefit) through the date of settlement that the Ceding Company is required to pay, either by law or under the terms of the policy or rider(s).

Death benefit payments will be made in a single sum or in a single sum for each beneficiary, if requested, regardless of the Ceding Company’s settlement options.

Accelerated Benefits

Accelerated benefits are not reinsured under this Agreement. The impact of such benefits on the Reinsurer’s payment of claims is as specified in the Accelerated Death Benefit Rider description in Exhibit D.7.

Waiver Benefits

Certain waiver benefits are reinsured under this Agreement. The reinsurance benefit for an approved waiver of premium is as specified in the waiver rider descriptions in Exhibit D.7.

The Reinsurer will pay waiver benefits annually regardless of the frequency of payment to the claimant.

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9.5	DISPUTED CLAIMS

The Ceding Company will promptly notify the Reinsurer of any contest, compromise or litigation as a result of a denial of a claim involving a policy reinsured under this Agreement or as a result of rescission of a policy reinsured under this Agreement. Unless it declines to be a party to such action, the Reinsurer will pay its share of any settlement and third-party investigation fees (where share is defined as Reinsured Net Amount at Risk divided by the Policy Death Benefit). If the Ceding Company has multiple disputed policies on the same insured, the Reinsurer’s Share of expenses will be calculated against the total Policy Death Benefit of all such policies. Such settlement shall not exceed the maximum that would have been payable under the specific policy had there been no dispute. Claim expenses are in addition to the aforementioned maximum and are as specified in Article 9.6 below.

If the Reinsurer declines to be a party to said contest, compromise or litigation, it will pay the

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Reinsured Net Amount at Risk as if there had been no contest, compromise or litigation. The Reinsurer will also pay its share, as defined above, of covered expenses incurred to the date it notifies the Ceding Company it declines to be a party. If the Ceding Company fails to notify the Reinsurer of any contest, compromise, or litigation within three (3) months of commencement, the Reinsurer is not liable for any expenses incurred prior to such notification.

If the Reinsurer declines to be a party to said contest, compromise or litigation on a waiver benefit, it may opt out and have no further expense or obligation with respect to the waiver benefit claim which is the subject of the contest, compromise or litigation or expenses related to the contest, compromise or litigation by paying the Ceding Company the amount equal to its Proportionate Share of the waiver benefit reserve. The Reinsurer and the Ceding Company shall mutually agree on the amount of the waiver benefit reserve to be paid which shall be determined on an individual claim level by [ * Omitted]. The Reinsurer will pay its Proportionate Share of covered expenses incurred to the date it notifies the Ceding Company it will opt out.

9.6	CLAIM EXPENSES

The Reinsurer will pay its share of reasonable claim investigation and legal expenses (where share is defined as Reinsured Net Amount at Risk divided by the Policy Death Benefit) connected with the litigation or settlement of claims payable under this Agreement unless the Reinsurer has discharged its liability pursuant to Article 9.5 above.

The Reinsurer will not reimburse the Ceding Company for routine claim and administration expenses, including but not limited to the Ceding Company’s home office expenses, compensation of salaried officers and employees, and any legal expenses other than third-party expenses incurred by the Ceding Company. Claim investigation expenses do not include expenses incurred by the Ceding Company as a result of a dispute or contest arising out of conflicting claims of entitlement to policy proceeds or benefits.

9.7	MISREPRESENTATION OR SUICIDE

If the Ceding Company returns premium to the policy owner or beneficiary as a result of fraud or misrepresentation within the policy contestable period, or suicide of the insured, the Reinsurer will refund reinsurance premiums received on that policy without interest to the Ceding Company in lieu of any other form of reinsurance benefit payable under this Agreement.

9.8	MISSTATEMENT OF AGE OR SEX

If there is a misstatement of age or sex on a universal life or variable universal life policy, the adjusted Policy Death Benefit shall be that amount which would have been purchased at the correct age or sex in consideration of the most recent mortality charge by adjusting the Policy Net Amount at Risk by the ratio of the incorrect cost of insurance rate to the correct cost of insurance rate. The adjusted amount of reinsurance must not exceed the maximum amount offered in the Facultative offer. The Ceding Company shall recalculate all policy values since inception of the policy based on the corrected age or sex Any additional reinsurance premium required will be paid by the Ceding Company to the Reinsurer, and any excess reinsurance premiums paid will be paid by the Reinsurer to the Ceding Company. Such amounts will be settled without interest.

9.9	EXTRA-CONTRACTUAL OBLIGATIONS

In no event shall the Reinsurer be liable for any Extra-Contractual Obligations incurred as a result of any act, omission or course of conduct committed by the Ceding Company, its agents

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or duly authorized representatives in connection with claims under this Agreement, nor for any legal fees or expenses incurred in the defense of such claims.

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ARTICLE 10 – RETENTION LIMIT CHANGES

Changes to the Ceding Company’s retention have no effect on the terms and conditions of this Agreement.

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ARTICLE 11 – RECAPTURE

The reinsured policies under this Agreement are not eligible for recapture except as noted in Article 5.5 and Article 15.3.

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ARTICLE 12 – GENERAL PROVISIONS

12.1	CURRENCY

All payments and reporting by all parties under this Agreement will be made in United States dollars.

12.2	PREMIUM TAX

The Reinsurer will not reimburse the Ceding Company for premium taxes.

12.3	DIVIDENDS

Dividends are not applicable to the policies reinsured under this Agreement.

12.4	INSPECTION OF RECORDS

The Reinsurer, or its duly authorized representatives, will have the right to inspect on-site or remotely by requesting electronically, original papers, records and all documents relating to the business reinsured under this Agreement. These documents will be made available to a duly authorized representative of the Reinsurer who will be named in advance. Notification of such visits or request for documents will be given two (2) weeks in advance, except in urgent cases when notification will be given at least forty-eight (48) hours in advance. The right of inspection survives the termination of this Agreement.

12.5	SANCTION PROGRAMS

The Ceding Company has established and will maintain policies and procedures to comply with applicable laws and regulations relating to anti-money laundering and anti-terrorism financing activities including, without limitation, the U.S.A. Patriot Act, the lists promulgated or maintained by the United States Department of Treasury naming specially designated nationals or blocked persons, and any other laws, regulations, executive orders or similar actions that impose sanctions or prohibit or restrict transactions or relations with designated persons, entities, organizations or governments. This Agreement shall not cover any risk that the Ceding Company is legally prohibited from writing and/or ceding to the Reinsurer or any risk that the Reinsurer is legally prohibited from reinsuring. For purposes of this exclusion, the term "legally prohibited" shall mean contrary to the laws and regulations of the countries of domicile of the Reinsurer and the Ceding Company.

12.6	INTEREST RATE FOR BALANCES IN DEFAULT

The Reinsurer reserves the right to charge interest at [ * Omitted].

The Ceding Company reserves the right to charge interest at [ * Omitted] when:

The Reinsurer fails to pay its share of any undisputed claim, or reinsured expenses associated with any undisputed claim, within ninety (90) days after receipt of all requested claim information.

The Ceding Company and the Reinsurer mutually agree to consider the timing of both premiums and claims when requesting interest for delinquent payments.

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12.7	FOREIGN ACCOUNT TAX COMPLIANCE ACT

The Reinsurer and the Ceding Company agree to provide all information necessary to comply with or permit the other party to comply with Sections 1471-1474 of the United States Internal Revenue Code (the “Foreign Account Tax Compliance Act” or “FATCA”) and any Treasury Regulations, or other guidance issued pursuant thereto, including, but without limitation, as applicable, Forms W-9, Forms W- 8BEN-E, and any information necessary for the Ceding Company or Reinsurer to enter into an agreement described in Section 1471(b) of the United States Internal Revenue Code and to comply with the terms of that agreement or to comply with the terms of any inter-governmental agreements between the United States and any other jurisdictions relating to FATCA. This information shall be provided upon execution of this Agreement, promptly upon reasonable request by either party to this Agreement and promptly upon learning that any such information previously provided has become obsolete or incorrect.

Each of the Reinsurer and the Ceding Company acknowledge that if it fails to supply such information on a timely basis, it may be subject to a thirty percent (30%) United States withholding tax imposed on payments of United States source income.

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ARTICLE 13 – DAC TAX

The Ceding Company and the Reinsurer hereby agree to the following, pursuant to Section 1.848-2(g)(8) of the Income Tax Regulation issued December 1992, under Section 848 of the Internal Revenue Code of 1986:

d.	the term “party” refers to either the Ceding Company or the Reinsurer, as appropriate;
e.	the terms used in this Article are defined by reference to Regulation Section 1.848-2, effective December 29, 1992;
f.	the party with the net positive consideration for this Agreement for each taxable year will capitalize specified policy acquisition expenses with respect to this Agreement without regard to the general deductions limitation of Section 848(c)(1);
g.	all parties agree to exchange information pertaining to the amount of net consideration under this Agreement each year to ensure consistency, or as otherwise required by the Internal Revenue Service;
h.	the Reinsurer will submit a schedule to the Ceding Company by April 1 of each year of its calculation of the net consideration for the preceding calendar year. This schedule of calculations will be accompanied by a statement stating that the Reinsurer will report such net consideration in its tax return for the preceding calendar year;
i.	the Ceding Company may contest such calculation by providing an alternative calculation to the Reinsurer by May 1 of the year following the end of the taxable year. If the Ceding Company does not notify the Reinsurer by May 1, the net considerations reported in the respective tax returns will be the value as defined in Item (e) above;
j.	if the Ceding Company submits its alternative calculation, the parties will act in good faith to reach an agreement on the correct amount within thirty (30) days of the date the Ceding Company submits its alternative calculation. If the Ceding Company and the Reinsurer reach agreement on an amount of the net consideration, each party shall report such amount in their respective tax returns for the previous calendar year; and
k.	the Ceding Company and the Reinsurer represent and warrant that they are subject to United States taxation under either Subchapter L or Subpart F of Part III of Subchapter N of the Internal Revenue Code of 1986, as amended.
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ARTICLE 14 – OFFSET

Any undisputed debts or credits, in favor of or against either the Reinsurer or the Ceding Company with respect to this Agreement or any other agreement between the parties, are deemed mutual debts or credits and may be offset, and only the balance will be allowed or paid.

The right of offset will not be affected or diminished because of the insolvency of either party.

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ARTICLE 15 – INSOLVENCY OF THE CEDING COMPANY

15.1	INSOLVENCY OF A PARTY TO THIS AGREEMENT

A party to this Agreement will be deemed insolvent when it:

a.	applies for or consents to the appointment of a receiver, rehabilitator, conservator, liquidator or statutory successor of its properties or assets; or
b.	is determined by a court or other legal authority having jurisdiction over the party to be bankrupt or insolvent; or

c.	files or consents to the filing of a petition in bankruptcy, seeks reorganization to avoid insolvency or makes formal application for any bankruptcy, dissolution, liquidation or similar law or statute; or

d.	becomes the subject of an order to rehabilitate or an order to liquidate as defined by the insurance code of the jurisdiction of the party’s domicile.

15.2	INSOLVENCY OF THE CEDING COMPANY

In the event of the insolvency of the Ceding Company, all reinsurance payments due under this Agreement will be payable directly to the liquidator, rehabilitator, receiver, or statutory successor of the Ceding Company, without diminution because of the insolvency, for those claims allowed against the Ceding Company by any court of competent jurisdiction or by the liquidator, rehabilitator, receiver or statutory successor having authority to allow such claims.

In the event of insolvency of the Ceding Company, the liquidator, rehabilitator, receiver or statutory successor will give written notice to the Reinsurer of all pending claims against the Ceding Company on any policies reinsured within a reasonable time after such claim is filed in the insolvency proceeding. While a claim is pending, the Reinsurer may investigate and interpose, at its own expense, in the proceeding where the claim is adjudicated, any defense or defenses that it may deem available to the Ceding Company or its liquidator, rehabilitator, receiver or statutory successor.

The expense incurred by the Reinsurer will be chargeable, subject to court approval, against the Ceding Company as part of the expense of liquidation to the extent of a share of the benefit that may accrue to the Ceding Company solely as a result of the defense undertaken by the Reinsurer. Where two or more reinsurers are participating in the same claim and a majority in interest elects to interpose a defense or defenses to any such claim, the expense will be apportioned in accordance with the terms of this Agreement as though such expense had been incurred by the Ceding Company.

The Reinsurer will be liable only for the amounts reinsured and will not be or become liable for any amounts or reserves to be held by the Ceding Company on policies reinsured under this Agreement.

This insolvency clause shall not preclude the Reinsurer from asserting any excuse or defense to payment of this reinsurance other than the excuses or defenses of the Insolvency of the Ceding Company and the failure of the Ceding Company's liquidator, receiver, conservator or statutory successor to pay all or a portion of any claim.

15.3	INSOLVENCY OF THE REINSURER

In the event of the Reinsurer's insolvency, the Ceding Company may immediately cancel the Agreement for future new business and will notify the Reinsurer in writing of its intent within

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ninety (90) days of the insolvency determination. The parties agree to waive the notification period for this cancellation. The effective date will be no earlier than the effective date of the Reinsurer's insolvency.

In addition, in the event of the Reinsurer's insolvency, the Ceding Company may provide the Reinsurer with written notice of its intent to recapture all reinsurance in force under this Agreement regardless of the duration the reinsurance has been in force or the amount retained by the Ceding Company on the policies. The Ceding Company must make the recapture election within ninety (90) days of the Reinsurer's insolvency. The Ceding Company will provide the Reinsurer with ninety (90) days' advance written notice of its intent to recapture (the "Cure Period"). If at the end of the Cure Period the Reinsurer remains insolvent according to the authority responsible for such determination, then the Ceding Company may elect to recapture all reinsurance inforce under this Agreement effective no earlier than the end of the Cure Period and no later than the next reinsurance premium due date following the notice of intent to recapture.

The Ceding Company's recapture as described above is subject to payment by the Ceding Company to the Reinsurer in the amount of the [ * Omitted].

The Ceding Company’s recapture is subject to the provisions of Article 5.5.3 Terminal Settlement and Article 5.5.4 Late Reported Claims. After the effective date of recapture, the Reinsurer will not be liable for any benefits on policies eligible for recapture that the Ceding Company has overlooked.

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ARTICLE 16 – ERRORS AND OMISSIONS

For purposes of this Article, an Error is a clerical mistake, omission, or oversight made inadvertently in the administration of the reinsurance Agreement, and excludes acts of judgment, all other forms of intentional decision, and any mistakes, omissions, or oversights in the administration of the insurance provided by the Ceding Company on the underlying policy.

If either the Ceding Company or Reinsurer shall fail to perform an obligation under this Agreement and such failure shall be the result of an Error, as defined above, on the part of the Ceding Company or Reinsurer, such Error shall be corrected by restoring the Ceding Company and Reinsurer to the positions they would have occupied had no such Error occurred. Upon discovery of the Error by a party, such party shall promptly notify the other party, providing as much detail as is available about the circumstances surrounding the Error. Additionally, the notifying party shall propose a resolution to the Error which shall include actions that will be taken to avoid similar Errors in the future. If it is not possible to restore each party to the position it would have occupied but for the Error, the parties will endeavor in good faith to promptly resolve the situation in a manner that is fair and reasonable, and most closely approximates the intent of the parties as evidenced by the Agreement. However, in no case shall an Error create reinsurance coverage that would not have existed in the absence of the Error.

Issues arising out of the application of the underwriting guidelines or grossly negligent, deliberate acts or repetitive Errors, are the responsibility of the Ceding Company and its liability insurer, if any, but not that of the Reinsurer. Additionally, in no instance shall this Article apply for Facultatively submitted business where the Ceding Company has i) issued a case that was postponed or declined by the Reinsurer, ii) not notified the Reinsurer of its acceptance of the Reinsurer’s unconditional offer pursuant to the terms of Article 3, iii) incorrectly advised the Reinsurer to close its file, or iv) incorrectly notifies the Reinsurer of the amount of the offer accepted.

There is a mutual obligation on both the Ceding Company and the Reinsurer to ensure that all Errors (both favorable and unfavorable to a party) are identified and corrected in an equitable manner at the earliest possible date. The party first discovering the Error will notify the other party in writing promptly upon discovery thereof, and the parties shall act to correct such failure promptly.

If either party discovers that the Ceding Company has failed to cede reinsurance as provided in this Agreement, or failed to comply with its reporting requirements, and the Error is indicative of a systemic problem, the Reinsurer will require the Ceding Company to audit its records, including in force and terminated policies, for similar Errors, correct existing Errors, and take the actions necessary to avoid similar Errors in the future. Claims impacted by this provision will not be paid until the entire audit has been completed and correction(s) agreed upon.

For historical corrections of Errors, including Late Reported Terminations, which exceed the lesser [ * Omitted].

The Reinsurer shall refund [ * Omitted] reinsurance premiums on Late Reported Terminations. A “Late Reported Termination” is a policy termination reported to the Reinsurer more than three (3) years after the actual policy termination was reported to the

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Ceding Company and where the total of Late Reported Terminations exceeds [ * Omitted] of the volume of terminations reported for the year in which the termination should have been processed.

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ARTICLE 17 – ARBITRATION

17.1	NEGOTIATION

Within fifteen (15) calendar days after either party provides the other party with written notification of a specific dispute, citing this Article and specifically describing the issue(s) to be resolved, each party will appoint an active company officer who has authority to make decisions with respect to such issues. As soon as possible, the officers will meet at a mutually agreeable location in order to gather and furnish each other with all appropriate and relevant information concerning the issue(s). The officers will discuss the issue(s) and will negotiate in good faith. During this negotiation process, all reasonable requests made by one officer to the other for information will be honored. The officers will decide the specific format for such discussions. All discussions held and any materials shared will be done without prejudice to the positions of the parties in any arbitration that may occur under this Article.

If the officers cannot resolve the issue(s) within sixty (60) calendar days of their first meeting, the issue(s) shall be subject to arbitration in accordance with this Article, unless the parties agree in writing to extend the negotiation period for an additional sixty (60) calendar days.

17.2	GENERAL

The parties agree to act in all matters relating to the contractual provisions of this Agreement with the utmost good faith. However, if the parties cannot mutually resolve a dispute or claim which arises out of, or in connection with, this Agreement, including formation and validity, and whether arising during or after the period of this Agreement, the dispute or claim will be referred to an Arbitration Tribunal (a group of three disinterested arbitrators), and settled through arbitration.

The arbitrators must have more than ten (10) years’ experience in the life insurance or reinsurance industry and may not be current or former directors, officers or employees of either party to this Agreement or their respective affiliates or subsidiaries.

The arbitrators will base their decision on the terms and conditions of this Agreement plus, as necessary, on the customs and practices of the insurance and reinsurance industries rather than solely on a strict interpretation of the applicable law. There will be no appeal from their decision, and any court having jurisdiction of the subject matter, and the parties, may reduce the decision to judgment.

17.3	NOTICE

To initiate arbitration, either party will notify the other party by certified mail or overnight courier service (e.g. Federal Express) of its desire to arbitrate, stating the nature of the dispute and the remedy sought. The party to which the notice is sent will acknowledge receipt of the notification in writing within ten (10) days of its receipt.

17.4	PROCEDURE

Each of the two parties will appoint one arbitrator, and these two arbitrators will select the third arbitrator. Upon the selection of the third arbitrator, the Arbitration Tribunal will be constituted, and the third arbitrator will act as chairman of the Arbitration Tribunal.

If either party fails to appoint an arbitrator within sixty (60) days after the other party has given notice of appointing an arbitrator, then ARIAS-US will appoint an arbitrator for the party that has failed to do so. The party that has failed to appoint an arbitrator will be responsible for all expenses levied by ARIAS-US for such appointment.

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Should the two (2) arbitrators be unable to agree on the choice of the third arbitrator within thirty (30) days of the appointment of the second arbitrator, the parties will exchange lists of five (5) qualified candidates to serve as the third arbitrator. Should the name of one candidate appear on both parties’ lists, that candidate shall be appointed as the third arbitrator subject to his or her completion of an ARIAS-US umpire questionnaire and approval by the parties. If the names of more than one candidate appears in common on both parties’ lists, the third arbitrator shall be selected from that group of candidates by drawing lots pursuant to a procedure to be agreed upon by the parties. If there are no names of candidates in common on the parties’ lists, each party shall strike two (2) names from the other party’s list and the parties will rank the remaining six (6) candidates in order of preference. The candidate having the lowest combined score shall be appointed as the third arbitrator. Should there be a tie, the third arbitrator shall be selected from the group of tied candidates by drawing lots pursuant to a procedure to be agreed upon by the parties.

The Arbitration Tribunal may, in its sole discretion, make orders and directions as it considers to be necessary for the final determination of the matters in dispute. Such orders and directions may be necessary with regard to pleadings, discovery, inspection of documents, examination of witnesses and any other matters relating to the conduct of the arbitration. The Arbitration Tribunal will have the widest discretion permissible under the law, and practice of the place of arbitration, when making such orders or directions.

17.5	ARBITRATION COSTS

Unless the arbitrators decide otherwise, each party will bear the expense of its own arbitration activities, including its appointed arbitrator and any outside attorney and witness fees. The parties will jointly and equally bear the expense of the third arbitrator and other costs of the arbitration.

17.6	SITE OF ARBITRATION

The site of arbitration will be as mutually agreed to by the parties.

17.7	ARBITRATION SETTLEMENT

The award of the Arbitration Tribunal will be in writing, providing a reasoned basis and rationale for the ruling, and shall be binding upon the parties.

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ARTICLE 18 – DURATION OF AGREEMENT

This Agreement is indefinite as to its duration. The Ceding Company or the Reinsurer may terminate this Agreement with respect to reinsurance of New Business by giving ninety (90) days written notice of termination to the other party, sent by certified mail or overnight courier service (e.g. Federal Express). The date the notice is postmarked is deemed to be the first day of the notice period. No New Business issued after the termination date will be reinsured.

During the notification period, the Ceding Company may continue to cede and the Reinsurer will continue to accept policies covered under the terms of this Agreement. Reinsurance coverage on all policies reinsured under this Agreement will remain in force until the termination or expiration of the policies or until the contractual termination of reinsurance under the terms of this Agreement, whichever occurs first.

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ARTICLE 19 – REPRESENTATIONS AND WARRANTIES

Each party represents and warrants to the other party that it is solvent on a statutory basis in all states in which it does business or is licensed. Each party will promptly notify the other if it is subsequently financially impaired or if there is a change in ownership or control.

The parties agree that this Agreement is entered into with the understanding that the principles of good faith traditional to reinsurance shall be adhered to in the formation and performance of this Agreement and shall govern the parties’ rights and obligations. This Agreement is entered into in reliance of the utmost good faith of the parties including, for example, their warranties, representations and disclosures. In entering into this Agreement, the Reinsurer has relied on the information provided by the Ceding Company, including, but not limited to, experience studies, sales history and distribution, product specifications, policy forms, etc. The Ceding Company represents that all data was complete, accurate, and prepared in accordance with industry practice and applicable Actuarial Standards of Practice, as promulgated by the American Academy of Actuaries. The Ceding Company must inform the Reinsurer, in writing, of any changes or errors subsequently identified in the data provided.

The Ceding Company represents that it has and will continue to disclose all matters material to this Agreement pursuant to Article 8.

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ARTICLE 20 – DEFINITIONS

Age Basis – The method used, as specified in Exhibit D.2, to determine the issue age of the insured (nearest/next/last) and for determining reinsurance premiums.

ASAP Coverage Limit - The amount specified in Exhibit C.2. [ * Omitted].

Automatic – A reinsurance arrangement under which the Reinsurer is obligated to accept or assume risks, as assessed by the Ceding Company pursuant to the conditions in Article 2.

Effective Date of this Agreement – The date on which this Agreement becomes binding on the Ceding Company and the Reinsurer. Policies with an issue date on or after this date may be eligible for reinsurance coverage under this Agreement.

Extra-Contractual Obligations – Damages awarded by a court against an insurer that go beyond the coverage provided by the policy, typically for bad faith in dealing with the insured or beneficiary.

Facultative(ly) – A reinsurance arrangement under which the Ceding Company submits an application to the Reinsurer for independent underwriting assessment, and the Reinsurer may accept or decline the risk pursuant to the conditions in Article 3.

Flat Extra - An additional premium amount per $1,000 of insurance that is charged to cover any extra hazard or special risk such as aviation or hazardous activities as assessed by the underwriter of the policy application.

Jumbo Limit – The total Ultimate Amount in force and currently applied for on the life with the Ceding Company and its affiliates, plus the total death benefit in force and currently applied for on the life with all other companies including both single and joint life last survivor coverage and any external coverage to be replaced, as specified in Exhibit C.3. If the Jumbo Limit is exceeded, the Ceding Company may not submit the risk to the Reinsurer for ASAP Facultative review but may submit the risk to the Reinsurer for non-ASAP Facultative review in accordance with Article 3.1.

Material Change – A change that is likely to impact the Reinsurer’s financial experience under this Agreement or would cause the Reinsurer to reconsider or adjust reinsurance participation, reinsurance pricing, or take similar actions.

New Business – An Original Policy, an increase to an Original Policy, or a New Policy on which the Ceding Company (1) has obtained the same new underwriting information it would obtain in the absence of the Original Policy, (2) pays the same commissions in the first year that it would have paid in the absence of the Original Policy or, for internal 1035 exchanges, pays commissions based on the Ceding Company’s graded schedule applicable to such exchanges, and (3) starts suicide and contestable period provisions that are as long as those contained in other new policies issued by the Ceding Company.

New Plan – The plan to which the Original Policy exchanged or replaced.

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New Policy – The policy issued resulting from an exchange or replacement of the Original Policy.

Original Policy – An insurance contract issued by the Ceding Company on an insured that is reinsured under this Agreement.

Permanent Resident – An individual having his or her primary residence, defined as residing six (6) months or more per year, in a particular country, notwithstanding the fact that they may maintain one or more homes in other places. A legal Permanent Resident of the United States would include any citizen with primary residence in the United States, or any non-citizen with primary residence in the United States for five (5) or more years who does not intend to return to their native country (except for brief trips) and who holds a valid U.S. Permanent Resident Card (Green Card) or a U.S. visa that authorizes residence in the United States.

Policy Death Benefit – The death benefit of an underlying policy reinsured under this Agreement.

Policy Net Amount at Risk – The Policy Death Benefit less cash value on the policy, such difference taken to the nearest dollar.

Professional Athlete – An individual who is a team member, which includes players, coaches, trainers and managers, in any of the five major U.S. professional sports – National Football League (NFL), National Basketball Association (NBA), Major League Baseball (MLB), Major League Soccer (MLS) or National Hockey League (NHL).

Proportionate Share – The percentage derived by dividing the Reinsured Net Amount at Risk by the Policy Net Amount at Risk.

Reinsured Net Amount at Risk – The Policy Net Amount at Risk less the retention on the policy times the Reinsurer’s Share. For Facultative reinsurance, the Reinsured Net Amount at Risk is that amount of the Policy Net Amount at Risk for which the Ceding Company accepts the Reinsurer’s offer to reinsure.

Reinsurer’s Share – The percentage of reinsurance assumed by the Reinsurer as specified in Exhibit C.1.

Temporary Insurance Agreement - A separate contract between the Ceding Company and the applicant that provides insurance coverage for a specified amount for a limited period of time prior to policy issue. It has specific conditions where it will not provide coverage such as material misrepresentations in the application and death from suicide.

Ultimate Amount – The projected maximum Policy Death Benefit that a policy could achieve based on reasonable assumptions made about the operation of certain characteristics of the policy form, including any contractual increases, as well as applicable riders and additional benefits.

Yearly Renewable Term – A form of life reinsurance under which only the mortality risk is transferred to the Reinsurer. The Ceding Company retains its liability with respect to the contractual relationship with the insured.

(019) 18356-00-00	39	11/20/2025

ARTICLE 21 – EXECUTION

The parties understand and agree that they have the right to execute this Agreement through paper or through electronic signature technology, which is in compliance with applicable State and Federal law governing electronic signatures. The parties agree that to the extent they sign electronically, their electronic signature is the legally binding equivalent to their handwritten signature. The parties further agree not to object to the admissibility of this Agreement as an electronic record, or a paper copy of an electronic document, or a paper copy of a document bearing an electronic signature, on the grounds that it is an electronic record or electronic signature or that it is not in its original form.

AMERITAS LIFE INSURANCE CORP.	RGA REINSURANCE COMPANY
By: [ * ] (Signature)	By: [ * ] (Signature)
Name: Kyle O’ Donnell (Printed) Title: VP Life Product Development	Name:_Beth Christy-Linder (Printed) Title: Authorized Signatory
Date: December 16, 2025	Date: December 15, 2025
Location: Lincoln, Nebraska By: [ * ] Name: Kelly Halverson Title: SVP, Chief Actuary & Underwriting Date: December 16, 2025 Location: Cincinnati, Ohio	Location: Chesterfield, Missouri
(019) 18356-00-00	40	11/20/2025